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                                                                    EXHIBIT 4.12

Private & Confidential

                        Dated the 15th day of April 2004

                            NAM TAI ELECTRONICS INC.

                                  in favour of

                NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LIMITED

                                       and

                                THE SUBSIDIARIES
                               (as defined herein)

                                DEED OF INDEMNITY
                         relating to the Global Offering
      of 200,000,000 shares (subject to over-allotment option) of each of
                Nam Tai Electronic & Electrical Products Limited

[JOHNSON STOKES & MASTER LOGO]

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                                    CONTENTS
DEED OF INDEMNITY

Clause      Heading                         Page
1           Definitions and Interpretation   1
2           Conditions ...................   4
3           Estate Duty Indemnity ........   4
4           Taxation Indemnity ...........   5
5           Payment ......................   7
6           Conduct of Claims ............   7
7           Repayments and Refunds .......   8
8           Successors and Assigns .......   8
9           Rights and Remedies ..........   8
10          Notices ......................   9
11          Miscellaneous ................  10
SCHEDULE    Subsidiaries .................  12

EXECUTION.................................  13

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THIS DEED OF INDEMNITY is dated 15 April, 2004 and is made by:

(1) NAM TAJ ELECTRONICS INC., a company incorporated under the laws of the British Virgin Islands, having its registered office at McNamara Chambers,
      P. 0, Box 3342, Road Town, Tortola, British Virgin Islands (the "INDEMNIFIER")

IN FAVOUR OF:

(2) NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LIMITED, a company incorporated under the laws of the Cayman Islands whose registered office is at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies (the "Company"); and

(3) The companies whose names are set out in Schedule 2 being subsidiaries of the Company (together the "SUBSIDIARIES").

BACKGROUND

(A) It is proposed that 200,000,000 shares (subject to over-allotment option) of HK$0.01 each in the capital of the Company be offered for sale by way of a global offering (the "SHARE OFFER") on and subject to the terms and conditions set out in a prospectus proposed to be dated on or around 16 April, 2004 (the "PROSPECTUS") and the Company has applied for listing of and permission to deal in the whole of its issued share capital on The Stock Exchange of Hong Kong Limited.

(B) The Indemnifier has agreed to give certain indemnities in favour of the Company, for itself and as trustee for each of the Subsidiaries, subject to the terms and in accordance with the conditions set out in this Deed.

 THIS DEED WITNESSES AND IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1   In this Deed, unless the context otherwise requires:

      "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks in Hong Kong are open to the public for business;

      "COMPANIES" means the Company and the Subsidiaries;

      "HONG KONG" means the Hong Kong Special Administrative Region of the People's Republic of China;

      "PRC" means the People's Republic of China and, for the purposes of this Deed, excluding Hong Kong, Macau and Taiwan;

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      "MACAO" means the Macao Special Administrative Region of the People's
      Republic of China;

      a "RELEVANT TRANSFER" in relation to any person means a transfer made by that person of any property other than an interest limited to cease on his death or property which he transferred in a fiduciary capacity being a transfer made on or before the date on which the Share Offer becomes unconditional. A transfer made by a person of any property other than an interest limited to cease on his death, or property which he transferred in a fiduciary capacity, means a transaction of the kind described by the words "a transfer of any property other than an interest limited to cease on his death or property which he transferred in a fiduciary capacity" in section 35 of the Estate Duty Ordinance interpreted in accordance with the provisions contained in section 3 of the Estate Duty Ordinance;

      "RELIEF" includes any relief, allowance, set off or deduction in computing profits, right to repayment or credit granted by or pursuant to any legislation or otherwise relating to all forms of Taxation;

      "REPRESENTATIVE" means such one or more of the Companies as the Indemnifier shall reasonably consider appropriate to take such action as is provided in Clause 6;

      "TAXATION" means:

      (i) any liability to any form of taxation whenever created or imposed and whether of Hong Kong, the PRC, the Cayman Islands, Macau or of any other part of the world and without prejudice to the generality of the foregoing includes profits tax, provisional profits tax, interest tax, salaries tax, property tax, estate duty, death duty, capital duty, stamp duty, payroll tax, withholding tax, rates, customs and excise duties and generally any tax, duty, impost, levy or rate or any amount payable to the revenue, customs or fiscal authorities whether of Hong Kong, the PRC, the Cayman Islands, Macau or of any other part of the world;

      (ii) such an amount or amounts as is referred to in sub-clause (i) above; and

      (iii) all costs, interest, penalties, charges, fines and expenses incidental or relating to the liability to taxation or the loss, reduction, modification, cancellation or deprivation of Relief or of a right to repayment of taxation which is the subject of the indemnity given by the Indemnifier pursuant to Clause 3.1 or Clause
            4.1 to the extent that the same is/are payable or suffered by the Companies or any of them;

      "TAXATION CLAIM" includes any claim, counterclaim, assessment, notice, demand or other documents issued or action taken by or on behalf of the Inland Revenue Department or any equivalent authority of Hong Kong, the PRC, the

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      Cayman Islands, Macau or any other statutory or governmental authority whatsoever in Hong Kong, the PRC, the Cayman Islands, Macau or any other part of the world from which it appears that the Companies or any of them is/are liable or is/are sought to be made liable for any payment of any form of Taxation or to be deprived of any Relief, which Relief would, but for the Taxation Claim, have been available to the Companies or any of them; and

      "HK$" means Hong Kong dollars.

1.2   CONSTRUCTION OF REFERENCES

In this Deed, unless the context requires otherwise:

      (a) any reference to a Clause or Schedule is a reference to a Clause of or the Schedules to this Deed;

      (b) any reference to a person includes an individual, a body corporate, a partnership, any other unincorporated body or association of persons and any state or state agency;

      (c) references to provisions of the Estate Duty Ordinance or the Inland Revenue Ordinance are references to the Estate Duty Ordinance and Inland Revenue Ordinance respectively of Hong Kong as in force at the date of this Deed but in the event of any repeal or amendment of such provisions such references shall be read as including any provisions to the like effect respectively replacing or amending the same, and "ESTATE DUTY" means Hong Kong estate duty; and

      (d) in the event of any loss, reduction, modification, cancellation or deprivation of Relief, there shall be treated as an amount of Taxation for which a liability has arisen the amount of such Relief, applying the relevant rates of taxation in force in the period or periods in respect of which Relief would have applied or (where the rate has at the relevant time not been fixed) the last known rate and assuming that the Companies or any of them (as the case may be) had sufficient profits or gains against which Relief might be set or given.

1.3   INTERPRETATION

      In this Deed, unless the context otherwise requires:

(a)   words importing the plural include the singular and vice versa;

(b)   words importing a gender include every gender; and

(c) the words "OTHER", "INCLUDING" and "IN PARTICULAR" do not limit the generality of any preceding words and are not to be construed as being limited to the same class as the preceding words where a wider

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            construction is possible.

1.4   HEADINGS AND CONTENTS

      The headings and the tables of contents in this Deed do not affect its interpretation.

1.5   SCHEDULE

      This Deed includes its Schedule.

2. CONDITIONS

      This Deed is conditional on the conditions set out in the section headed "Structure and Conditions of the Global Offering" in the Prospectus being fulfilled. If such conditions are not fulfilled as mentioned in the section headed "Structure and Conditions of the Global Offering" in the Prospectus, this Deed shall become null and void and cease to have effect.

3.    ESTATE DUTY INDEMNITY

3.1 The Indemnifier shall indemnify and at all times keep each of the Companies fully and effectively indemnified from and against any depletion in or reduction in value of its respective assets as a consequence of, and in respect of any amount which any of the Companies may hereafter become liable to pay, being:

      (a) any duty which is or hereafter becomes payable by the Companies or any of them by virtue of section 35 of the Estate Duty Ordinance under the provisions of section 43 of the Estate Duty Ordinance by reason of the death of any person and by reason of the assets of the Companies or any of them being deemed for the purpose of estate duty to be included in the property passing on his or her death by reason of that person making or having made a relevant transfer to the Companies or any of them;

      (b) any amount recovered against the Companies or any of them under the provisions of section 43(7) of the Estate Duty Ordinance in respect of any duty payable under section 43(one)(c) or 43(6) of the Estate Duty Ordinance by reason of the death of any person and by reason of the assets of the Companies or any of them being deemed for the purpose of estate duty to be included in the property passing on his death by reason of that person making or having made a relevant transfer to the Companies or any of them;

      (c) any amount of duty which the Companies or any of them is obliged to pay by virtue of section 43(one)(c) of the Estate Duty Ordinance in respect of the death of any person in any case where the assets of another company are deemed for the purpose of estate duty to be

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            included in the property passing on that person's death by reason of that person making or having made a relevant transfer to that other company and by reason of the Companies or any of them having received any distributed assets of that other company on their distribution within the meaning of the Estate Duty Ordinance, but only to the extent to which the Companies or any of them is unable to recover an amount or amounts in respect of that duty from any other person under the provisions of section 43(7)(a) of the Estate Duty Ordinance; and

      (d) all costs (including all legal costs), expenses, interests, penalties, fines, charges or other liabilities which any of the Companies may properly incur in connection with:

            (i) the investigation, assessment or the contesting of any claim under Clause 3.1 (a) to (c);

            (ii)  the settlement of any claim under Clause 3.1 (a) to (c);

            (iii) any legal proceedings in which any of the Companies claim under or in respect of Clause 3.1 (a) to (c) and in which judgment is given for any of the Companies; or

            (iv)  the enforcement of any such settlement or judgments.

3.2 Notwithstanding any other provision of this Deed, the Indemnifier will not be liable for any penalty imposed on the Companies or any of them under section 42 of the Estate Duty Ordinance by reason of the relevant company defaulting in any obligation to give information to the Commissioner under section 42(1) of the Estate Duty Ordinance (provided that any such obligations on the part of the Companies or any of them to give information do not go beyond the extent of the actual knowledge of the relevant company), but the Indemnifier shall be liable for any interest on unpaid estate duty.

4.    TAXATION INDEMNITY

4.1 The Indemnifier shall indemnify and at all times keep each of the Companies fully and effectively indemnified against:

      (a) Taxation falling on any of the Companies resulting from or by reference to any income, profits or gains earned, accrued or received (or deemed to be so earned, accrued or received) on or before the date on which this Deed becomes unconditional or any transactions, matters, things, event, act or omission occurring or deemed to occur on or before such date, whether alone or in conjunction with any other transaction, matter, thing, event, act, omission or circumstance whenever occurring, and whether or not such Taxation is chargeable against or attributable to any other person, firm or company;

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      (b)   all costs (including all legal costs), expenses, interests, penalties, fines, charges or other liabilities which any of the Companies may properly incur in connection with:

            (i) the investigation, assessment or the contesting of any claim under Clause 4.1(a);

            (ii)  the settlement of any claim under Clause 4. l(a);

            (iii) any legal proceedings in which any of the Companies claim under or in respect of Clause 4.1 (a), and in which judgment is given for any of the Companies; or

            (iv)  the enforcement of any such settlement or judgments.

4.2 Clause 4.1 (a) does not cover, and the Indemnifier shall be under no liability in respect of, Taxation:

      (a) to the extent that provision has been made for such Taxation in the audited accounts of the Companies or any of them for an accounting period ended on or before 31 December, 2003;

      (b) falling on any of the Companies in respect of any accounting period commencing on or after 1 January, 2004 unless liability for such Taxation would not have arisen but for some act or omission of, or transaction entered into by, the Indemnifier, the Companies or any of them (whether alone or in conjunction with some other act, omission or transaction, whenever occurring), otherwise than in the ordinary course of business, or in the ordinary course of acquiring or disposing of capital assets, on or before the date on which this Deed becomes unconditional;

      (c) to the extent that such Taxation arises or is incurred as a consequence of any change in the law, rules or regulations, or the interpretation or practice thereof by the Inland Revenue Department or any other statutory or governmental authority (in Hong Kong, the PRC, the Cayman Islands, Macau or elsewhere) having retrospective effect coming into force after the date on which this Deed becomes unconditional or to the extent that such Taxation arises or is increased by an increase in rates of Taxation after the date on which this Deed becomes unconditional with retrospective effect (except the imposition of or an increase in the rate of Hong Kong profits tax or any tax of the PRC, the Cayman Islands, Macau or anywhere else in the world on the profits of companies for the current or any earlier financial period);

      (d) to the extent that such Taxation is discharged by another person who is not any of the Companies and that none of the Companies is required

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            to reimburse such person in respect of the discharge of the
            Taxation; or

      (e) to the extent of any provision or reserve made for Taxation in the audited accounts referred to in Clause 4.2(a) which is finally established to be an over-provision or an excessive reserve, provided that the amount of any such provision or reserve applied to reduce the liability of the Indemnifier or any of them in respect of Taxation shall not be available in respect of any such liability arising thereafter.

  5.       PAYMENT

5.1 All payments made by the Indemnifier under this Deed shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature. In the event that any deductions or withholdings are required by law, or that any payments made by or due from the Indemnifier under this Deed are liable for Taxation or the subject of a Taxation Claim (in the hands of or against the Companies or any of them or otherwise) then the Indemnifier will be liable to pay to the Companies or that one of the Companies to whom the payments are made or due (by virtue of Clauses 3 or 4 above) such further sums as will ensure that the aggregate of the sums paid or payable under this Clause and Clauses 3 or 4 shall, after making all deductions or withholdings from, or deducting liabilities to Taxation or the amount of any Taxation Claims in respect of, such sums, leave the Companies or the relevant one of the Companies with the same amount as it would have been entitled to receive under Clauses 3 or 4 in the absence of any such deductions or withholdings, Taxation or Taxation Claims.

5.2 Any payments due by the Indemnifier under this Deed shall be increased to include such interest on unpaid tax as the Companies or any of them shall have been required to pay pursuant to section 71(5) or section 7l(5A) of the Inland Revenue Ordinance or similar legislation elsewhere or otherwise.

6.    CONDUCT OF CLAIMS

      In the event of any of the Companies becoming aware of any Taxation Claim, the Company or the relevant Companies shall by way of covenant, but not as a condition precedent to the liability of the Indemnifier hereunder, give or procure that notice thereof is as soon as reasonably practicable given to the Indemnifier in the manner provided in Clause 10. As regards any Taxation Claim the Representative shall, at the request of the Indemnifier, take such action as the Indemnifier may reasonably request by notice to the Representative (provided that the Indemnifier make such request within a reasonable time of receipt by the Indemnifier of the Company's notice) to cause the Taxation Claim to be withdrawn, or to dispute, resist, appeal against, compromise or defend the Taxation Claim and any determination in respect thereof, but subject to the Representative being indemnified and secured to its or their reasonable satisfaction by the Indemnifier against all losses (including additional taxation), costs, damages and expenses which may be thereby

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      incurred, provided that the Indemnifier shall not make any settlement of the Taxation Claim nor agree any matter in the course of disputing any Taxation Claim likely to affect the amount thereof or the future taxation liability of the Companies or any of them without the prior written approval of the Company (such approval not to be unreasonably withheld or delayed).

7.    REPAYMENTS AND REFUNDS

      If after the Indemnifier has made any payment pursuant to Clause 4 or Clause 5, any of the Companies shall receive a refund of all or part of the relevant Taxation (whether pursuant to section 79 of the Inland Revenue Ordinance or similar legislation elsewhere or otherwise) the Company (if it shall receive such refund) shall repay or (if another of the Companies shall receive such refund) shall procure repayment by such other of the Companies to the Indemnifier a sum corresponding to the amount of such refund less:

      (a) any expenses, costs and charges properly incurred by the Companies or any of them in recovering such refund; and

      (b) the amount of any additional Taxation which shall not have been taken into account in calculating any other payment made or to be made under this Clause but which is suffered by any of the Companies in consequence of such refund.

8.    SUCCESSORS AND ASSIGNS

8.1 This Deed shall bind the successors of the Indemnifier and shall enure for the benefit of each party's successors or permitted assigns.

8.2 The whole or any part of the benefit of this Deed may be assigned by the Companies or any of them, but not by the Indemnifier.

9.    RIGHTS AND REMEDIES

9.1 In the event that any payment is required or due to be made hereunder by the Indemnifier and is not made within 14 days following such payment falling due, the Company shall be entitled in respect of all and any dividends payable thereafter to the Indemnifier to set the same aside and place them in a separate account in trust for the benefit of that one or more of the Companies to whom the relevant payment under this Deed is due. Any sums transferred to such account shall thereafter be paid to such one or more of the Companies as is due the relevant payment under this Deed unless such payment under this Deed is the subject of a bona fide dispute with the relevant taxation authorities, in which event it shall be held in escrow on such terms as shall then be agreed between the parties until such dispute is resolved.

9.2 No delay or omission by any of the Companies in exercising any right, power or privilege hereunder shall impair such right, power or privilege or be

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      construed as a waiver thereof, and any single or partial exercise of any such right, power or privilege shall not preclude the further exercise of any right, power or privilege. The rights and remedies of the Companies or any of them provided in this Deed are cumulative and not exclusive of any rights and remedies provided by law.

9.3 In the event that any claim subject to the indemnities hereunder is or has been discharged by the Companies or any of them, the indemnities given hereunder shall take effect as covenants by the Indemnifier forthwith to reimburse the Companies or such of them as have so discharged the claim for any loss or payment so discharged.

10.   NOTICES

10.1 Any notice, request or other communication given or made under or in connection with the matters contemplated by this Deed shall be in writing and in English.

10.2 Any such notice or other communication shall be addressed as provided in Clause 10.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

      (a) if sent by personal delivery, upon delivery at the address of the relevant party;

      (b)   if sent by post, three days after the date of posting; and

      (c) if sent by facsimile, upon receipt of transmission being received by the sender.

10.3 The relevant address, facsimile number and contact person of each party hereto for the purposes of this Deed, subject to Clause 10.4 are:

      TO the Indemnifier:

      Nam Tai Electronics Inc.

      Fax: (852) 22631223
      Attn: Mr. Koo Ming Kown

      To the Company/Companies:

      Nam Tai Electronic & Electrical Products Limited

      Fax: (852) 22631223
      Attn: Ms. Wong Kuen Ling

10.4 A party may notify the other party to this Deed of a change to its relevant

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      address, facsimile number or contact person for the purposes of Clause
      10.3 provided that such notification shall only be effective on:

      (a) the date specified in the notification as the date on which the change is to take place; or

      (b) if no date is specified, or the date specified is less than 7 days after the date on which notice is given, the date falling 7 days after notice of any such change has been given.

11.   MISCELLANEOUS

11.1 The Company shall bear the legal and professional fees, costs and expenses incurred in relation to the negotiation and preparation of this Deed.

11.2 The Indemnifier undertakes to each of the Companies that it will on demand do all such acts and things and execute all such deeds and documents as may be necessary to carry into effect or to give legal effect to the provisions of this Deed and the transaction hereby contemplated.

11.3 This Deed sets forth the entire agreement and understanding between the parties or any of them in relation to the subject matter of this Deed and supersedes and cancels in all respects all previous agreements, letters of intent, correspondence, understandings, agreements and undertakings (if any) between the parties hereto with respect to the subject matter hereof, whether such be written or oral.

11.4 This Deed may be executed in any number of counterparts and by different parties on separate counterparts, each of which is an original, but together, they constitute one and the same Deed.

11.5 This Deed is governed by and will be construed in accordance with Hong Kong law. The parties submit to the non-exclusive jurisdiction of the Hong Kong courts and each party waives any objection to proceedings in Hong Kong on the grounds of venue or inconvenient forum.

11.6 Time shall be of the essence as regards any date or period mentioned in this Deed or any date or period substituted for the same by the agreement of the parties or otherwise.

11.7 The Indemnifier hereby irrevocably appoints Mr. Jackie Wah of 15th Floor, China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong to receive, for and on its behalf, service of process in any proceedings in Hong Kong. Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by the Indemnifier). If for any reason the process agent ceases to be able to act as such or no longer has an address in Hong Kong, the Indemnifier irrevocably agrees to appoint forthwith a substitute process agent acceptable to the Company, and to deliver to the Company

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      a copy of the new agent's acceptance of that appointment, within 7 days of such appointment.

11.6 The sendee of any process connected with proceedings in the Hong Kong courts and relating to this Deed will be deemed to have been validly served on a party if they are served on the process agent whose name and present address are set out below against the name of that party, and service will be deemed to have been acknowledged by that party if it is acknowledged by that process agent:

      Party                      Process Agent

      Indemnifier                Mr. Jackie Wah of 15th Floor, China Merchants
                                 Tower, Shun Tak Centre, 168-200 Connaught Road
                                 Central, Hong Kong

      Company Ms. Wong Kuen Ling of 15th Floor, China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong

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                                 SCHEDULE

                                 SUBSIDIARIES

Name                             Place of Incorporation
Namtai Electronic (Shenzhen)     the PRC
Company Limited

Nam Tai Investments Consultant   Macau
(Macao Commercial Offshore)
Company Limited

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EXECUTED as a deed by the parties on the date first above written.

SEALED with the COMMON SEAL of                 )
NAME TAI ELECTONICS INC.                       )
and SIGNED by /s/ Li Shi Yuen. Joseph          ) /s/ Li Shi Yuen. Joseph [SEAL]

in the presence of:                            )

                      Tammie Mei Fung Tam
                      Johnson Stokes & Master
                      Solicitor, Hong Kong SAR

SEALED with the COMMON SEAL of                 )
NAME TAI ELECTRONICS & ELECTRICAL              )
PRODUCTS LIMITED                               )
and SIGNED by /s/ Li Shi Yuen. Joseph          ) /s/ Li Shi Yuen. Joseph [SEAL]

in the presence of:                            )
                                               )

                      Tammie Mei Fung Tam
                      Johnson Stokes & Master
                      Solitor, Hong Kong SAR